As filed with the Securities and Exchange Commission on January 3, 2025

Registration No. 333-267114

Registration No. 333-259282

Registration No. 333-240268

Registration No. 333-226261

Registration No. 333-212160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-267114

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-259282

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-240268

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226261

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212160

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VBI VACCINES INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

160 Second Street, Floor 3
Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

VBI Vaccines Inc. Incentive Plan

SciVac Therapeutics Inc. Incentive Plan

Variation Biotechnologies (US), Inc. 2006 Stock Option Plan

Paulson Capital Corp. 2013 Equity Incentive Plan

VBI Vaccines Inc. 2014 Equity Incentive Plan

(Full title of the plan)

VBI Vaccines Inc.

160 Second Street, Floor 3 Cambridge, MA 02142

(Name and address of agent for service)

(617) 830-3031

(Telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq.

Jayun Koo, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Telephone: (212) 659-7300

Facsimile: (212) 884-8234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 for each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by VBI Vaccines Inc. (“VBI”) to terminate all offerings under the Prior Registration Statements and to deregister any and all VBI common shares, no par value per share (the “Shares”), together with any and all plan interests, registered but unsold or otherwise unissued as of the date hereof thereunder (note that the Share numbers or amounts reflecting Shares listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.	Registration Statement on Form S-8, File No. 333-212160, filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2016, registering (i) 3,596,658 Shares issuable under the SciVac Therapeutics Inc. Incentive Plan, (ii) 1,365,175 Shares issuable under the Variation Biotechnologies (US), Inc. 2006 Stock Option Plan, (iii) 4,613 Shares issuable under the Paulson Capital Corp. 2013 Equity Incentive Plan, and (iv) 734,524 Shares issuable under the VBI Vaccines Inc. 2014 Equity Incentive Plan, including plan interests registered under each such plan.
2.	Registration Statement on Form S-8, File No. 333-226261, filed with the Commission on July 20, 2018, registering 1,052,946 Shares issuable under the VBI Vaccines Inc. Incentive Plan (the “Plan”), including plan interests registered thereunder.
3.	Registration Statement on Form S-8, File No. 333-240268, filed with the Commission on July 31, 2020, registering 16,900,327 Shares issuable under the Plan, including plan interests registered thereunder.
4.	Registration Statement on Form S-8, File No. 333-259282, filed with the Commission on September 3, 2021, registering 2,449,674 Shares issuable under the Plan, including plan interests registered thereunder.
5.	Registration Statement on Form S-8, File No. 333-267114, filed with the Commission on August 26, 2022, registering 311,235 Shares issuable under the Plan, including plan interests registered thereunder.

On August 2, 2024, VBI announced that as a result of the delisting notice it received from the Nasdaq Stock Market LLC (“Nasdaq”) on July 30, 2024, the trading of its Shares would be suspended at the opening of business on August 8, 2024. On September 6, 2024, Nasdaq filed a Form 25 with the Commission to remove the Shares from listing and registration on Nasdaq. VBI intends to file a Form 15 with the Commission to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.

VBI is no longer issuing securities under the plans covered by the Prior Registration Statements. This Post Effective Amendment No. 1 to each of the Prior Registration Statements on Form S-8 is being filed in order to deregister all Shares and plan interests that were registered under the Prior Registration Statements and remain unsold or otherwise unissued under those plans as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on January 3, 2025.

VBI VACCINES INC.

By:	/s/ Jeffrey R. Baxter
Name:	Jeffrey R. Baxter
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.